EXHIBIT 5.1

[PILLSBURY WINTHROP LLP LETTERHEAD]

January 6, 2005

Cardima, Inc.

47266 Benicia Street

Fremont, CA 94538-7330

Ladies and Gentlemen:

We are acting as counsel for Cardima, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) up to 16,465,439 shares (the “Shares”) of common stock, par value $.001 per share (the “Common Stock”), of the Company, (ii) up to 6,586,165 shares (the “Warrant Shares”) of Common Stock issued or issuable upon the exercise of certain warrants to purchase Common Stock issued by the Company on November 26, 2004 (the “Warrants”), (iii) up 60,707 shares (“Additional Shares”) of Common Stock issued or issuable under the Securities Purchase Agreement, dated November 18, 2004, between the Company and certain stockholders of the Company (the “Purchase Agreement”), (iv) up to 987,926 shares (the “Agent Warrant Shares”) of Common Stock issued or issuable upon exercise of certain warrants to purchase Common Stock issued by the Company on November 26, 2004 (the “Agent Warrants”) and (v) up to 372,088 shares (the “Additional Warrant Shares”) of Common Stock issuable upon exercise of warrants to purchase Common Stock of the Company issued on February 25, 2000, as adjusted effective November 24, 2004. In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares, the Warrant Shares, the Additional Shares, the Agent Warrant Shares and the Additional Warrant Shares. Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that (1) the Shares have been duly authorized and legally issued and are fully paid and non-assessable, (2) the Warrant Shares have been duly authorized and, when issued in compliance with the terms of the Warrants for the consideration set forth therein, will be legally issued, fully paid and non-assessable, (3) the Additional Shares have been duly authorized and, when issued in compliance with the terms of the Purchase Agreement for the consideration set forth therein, will be legally issued, fully paid and non-assessable, (4) the Agent Warrant Shares have been duly authorized and, when issued in compliance with the terms of the Agent Warrants for the consideration set forth therein, will be legally issued, fully paid and non-assessable and (5) the Additional Warrant Shares have been duly authorized and, when issued in compliance with the terms of the applicable warrants for the consideration set forth therein, will be legally issued, fully paid and non-assessable. This opinion is limited to matters governed by the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP